Exhibit 12.1

BNSF RAILWAY COMPANY and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
		(As Adjusted)[a]
Earnings:

Income before income taxes	$857	$724

Add:
Interest and other fixed charges, excluding capitalized interest	27	21

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	70	69

Distributed income of investees accounted for under the equity method	1	1

Amortization of capitalized interest	1	–

Less: Equity in earnings of investments accounted for
under the equity method	2	3

Total earnings available for fixed charges	$954	$812

Fixed charges:

Interest and fixed charges	$32	$23

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	70	69

Total fixed charges	$102	$92

Ratio of earnings to fixed charges	9.35x	8.83x
[a] Prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information.

E-2

FORM 10-Q